EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of June 10, 2008 (the "Effective Date") by and between **Zulu Energy Corp.**, a Colorado corporation (the "Company") and Mohamed H. Gova, an individual ("Employee").

WHEREAS, the Company desires to retain the services of Employee as set forth herein, and

WHEREAS, Employee is willing to be employed by the Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Employment. Employee is hereby employed and engaged to serve the Company as Vice Chairman of the Board of Directors, or such additional titles as the Company shall specify from time to time, and Employee does hereby accept and agrees to such engagement and employment.

2. Duties. Employee's duties shall be such duties and responsibilities as the Company, through its Board of Directors (the "Board") or as otherwise delegated by the Board to a committee or officer, shall specify from time to time. Employee shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to Employee's position. Employee shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Board. Employee shall report to the Chairman and be responsible to, and report to, the Board, or committee(s) or officer designated by the Board.

The Employee will devote his time, attention, and energies to the Company's business and, during the term of this Agreement, will not engage in any other business activity, except as set forth herein. Nothing in this Agreement shall preclude Employee from devoting time to the following activities, provided such activities: (i) do not materially interfere with the performance of Employee's duties and responsibilities under this Agreement; (ii) there is no conflict of interest with the interests of the Company, and (iii) if Employee receives direct compensation for an activity set forth in subsection (d), below, such activity has been disclosed in writing by the Employee and approved by the Board as set forth herein:

(a) serving as a director or member of a committee of any organization or corporation;

(b) serving as a consultant in his area of expertise to government, industrial, and academic panels;

(c) managing personal investments; or

(d) engaging, directly or indirectly, in any other non-competing business.

Employee agrees to disclose in writing to the Board any non-competing business activity for which Employee receives or shall receive direct compensation. Approval of such business activity shall be granted by the Board within 30 days of receipt of Employee's disclosure unless the Board determines, in good faith, that there is an irreconcilable conflict of interest or such activity materially interferes with Employee's duties to the Company. Such activities shall be deemed approved if the Board fails to respond to Employee's disclosure within 30 days of receipt of same.

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3. **Term**. The term of this Agreement shall be ongoing unless terminated by either party pursuant to Section 13.

4. **Compensation of Employee.**

(a) ***Base Compensation.*** As compensation for the services provided by Employee under this Agreement, the Company shall pay Employee an annual salary of $240,000 in accordance with the Company's usual payroll procedures. The Employee's annual salary will be increased immediately to $300,000 when the Company secures cumulative financing totaling more than $10,000,000.

(b) ***Stock Options.*** On June 10, 2008, the Company granted Employee options to purchase up to 1,500,000 shares of the Company's common stock with an exercise price of $1.00 per share, with the options to be exercisable after the Company has increased its authorized shares of common stock.

(c) ***Restricted Stock Grant.*** In addition to the stock options set forth above, immediately upon the Company's increase of its authorized shares of common stock, the Company will issue at no cost to Employee 2,000,000 shares of common stock on the terms set forth in the form of Restricted Stock Agreement attached as *Exhibit A* to this Agreement. The stock of the Company that is provided to the Employee pursuant to this provision or any similar stock plan shall be properly registered for resale with the United States Securities and Exchange Commission by no later than November 17, 2008.

(d) ***Signing Bonus.*** Employee shall receive a signing bonus of $100,000. As of the Effective Date and the amount shall be payable on or about 30th June 2008.

(e) ***Annual Bonus.*** Employee shall be eligible to receive an annual bonus determined by the Board based on the performance of the Company and Employee.

(f) ***Automobile Allowance.*** In addition to the compensation set forth above, the Company shall provide Employee with $800 per month as an automobile allowance.

(g) ***Home Country Taxes.*** The Employee shall be responsible for declaring, filing and payment of any of his own home country taxes and social contributions to the respective internal revenue services.

(h) ***Taxes in Botswana.*** As a result of the assignment to Botswana, any and all forms of income tax and social contributions payable to the host country by the Employee, and not reimbursed or otherwise offset against any other tax which employee may owe in other jurisdictions, shall be borne by the Company.

5. **Benefits.** Employee shall be entitled to participate in any and all Company benefit plans, in effect from time to time, including, but not limited to, pension and 401k plans, short-term disability, long-term disability, health, dental and vision insurance plans available to the Company's senior management executives and their dependents. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

6. **Vacation, Sick Leave and Holidays.** Employee shall be entitled to 5 weeks of paid vacation, with such vacation to be scheduled and taken in accordance with the Company's standard vacation policies. All unused, accrued vacation can be carried into the next year, but must be used during that next year. In addition, Employee shall be entitled to such sick leave and holidays at full pay in accordance with the Company's policies established and in effect from time to time.

7. **Business Expenses.** The Company shall promptly reimburse Employee for all reasonable out-of-pocket business expenses incurred in performing Employee's duties and responsibilities

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hereunder in accordance with the Company's policies, including reimbursement of no less than business class airfare on international flights and first-class airfare on domestic flights, provided Employee promptly furnishes to the Company adequate records of each such business expense. Such expenses shall be reimbursed in accordance with the Company's regular reimbursement practices.

8. Location of Employee's Activities. The Company shall maintain its principal office in the United States, with its principal operations located in Botswana. The employee's primary work location shall be in Gaborone, Botswana and Dubai, UAE. The Company may open other offices in other locations, as necessary. The Company agrees to reimburse Employee for all reasonable travel expenses between such locations, including accommodations, mileage, and meal expenses. Employee will engage in such travel and spend such time in other places as may be reasonably necessary or appropriate in discharging Employee's duties hereunder as directed by the Board.

9. Confidential Information/Documents/Inventions.

(a) ***Confidential Information.*** Employee shall not, in any manner, for any reason, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Company which affects or relates to the Company's business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, "Confidential Information") except in the ordinary course of business, as necessary to joint venture partners or as required by applicable law. Confidential Information shall not include: (i) information obtained or which became known to Employee other than through his employment by the Company; (ii) information in the public domain at the time of the disclosure of such information by Employee; (iii) information that Employee can document was independently developed by Employee; (iv) information that is disclosed by Employee with the prior written consent of the Company; and (v) information that is disclosed by Employee as required by law, governmental regulation or court order. This provision shall survive the termination of this Agreement.

(b) ***Documents.*** All documents and materials furnished to Employee by the Company and relating to the Company's business or prospective business are and shall remain the exclusive property of the Company. Employee shall deliver all such documents and materials and all copies thereof to the Company upon demand therefore and in any event upon termination of this Agreement.

(c) ***Inventions.*** All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the term of this Agreement, during working hours, that are within the scope of the business of the Company or that relate to or result from any of Employee's work or projects or the services provided by Employee to the Company pursuant to this Agreement, shall be the exclusive property of the Company. Employee agrees to assist the Company, at the Company's expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of the Company. In consideration of said assistance, Company agrees to share with the Employee (and any others who conceived or reduced to practice an invention) a total of no less than 25% (twenty-five percent) of the portion of any net profits realized by the Company's commercialization of said invention. This clause excludes all intellectual property work initiated prior to the execution of this Agreement.

10. Non-Compete. During the term of this Agreement and, if this Agreement is terminated pursuant to Section 13(a), for a period of 6 months following the termination of this Agreement, Employee shall not: (a) engage directly or indirectly in any business or activity in Botswana, Africa which is substantially similar to any business or activity engaged in (or proposed to be engaged in) by the Company in Botswana; (b) solicit directly or indirectly any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Company, or attempt to do so; or (c)

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interfere directly or indirectly with any contractual or other relationship between the Company and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor. The parties agree that this restriction is reasonable as to time and geographic area. Any potentially competing activity is expressly excluded from application of this section if (a) Employee notifies Company of the nature and scope of the activity in advance of undertaking the activity and (b) Company consents to the undertaking of that activity by Employee after notification of Employee's intent to undertake that activity.

11. Injunctive Relief. Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Sections 9 and 10 with respect to non-competition, non-solicitation, confidentiality and the Company's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Section 11. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity.

12. Survival of Sections 9, 10 and 11. The provisions of Sections 9, 10 and 11 shall survive the termination of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of the Company, the filing of a petition in bankruptcy by the Company or upon an assignment for the benefit of creditors of the assets of the Company, Sections 9, 10 and 11 shall be of no further force or effect.

13. Termination. Employee's employment hereunder shall terminate under the following circumstances and terms:

(a) ***Termination by Employee.*** Employee shall have the right to terminate this Agreement and his employment hereunder at any time for any reason during the term of this Agreement upon 30 days' written notice to the Company. Upon such termination, the Company shall pay Employee a cash lump sum equal to all accrued base salary through the date of termination plus all accrued vacation pay and bonuses, if any.

(b) ***Termination by the Company.*** The Company shall have the right to terminate Employee's employment as follows:

(i) ***Without Cause.*** The Company shall have the right to terminate this Agreement and Employee's employment hereunder without cause at any time upon 30 days' written notice. "Without Cause" shall mean for no reason or any reason other than as set forth in subsection (b)(ii) below. If the Company terminates the Employee's Employment Agreement "Without Cause", then:

- The Company agrees to pay the Employee a lump-sum separation fee at the time of termination equal to 12 (twelve) months salary plus benefits, computed from the last day of the Employee's employment.
- The Company agrees to pay in full on the last day of the employee's Employment, all earned but unpaid salary compensation, accrued vacation and bonuses as well as expense reimbursement due hereunder.
- Any Stock Options of shares of common stock issued pursuant to Section 4(b) of this Agreement or at any such additional Stock Options granted during the life of the Employee's employment with Company, that have not vested, shall become immediately vested.

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- Any Restricted Stock Grant granted to Employee pursuant to Section 4(c) of this Agreement or at any such additional Restricted Stock Grant granted during the life of the Employee's employment with Company, that have not vested shall become immediately vested.
- All stock options shall be exercisable for three (3) years following the date of Employee's termination.

(ii) ***For Cause.*** The Company shall have the right to terminate this Agreement and Employee's employment hereunder at any time for cause upon written notice. The term "For Cause" shall mean Employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation relating to the operation of the business or to the Company, or a material breach by Employee of any provision of this Agreement. If Employee is terminated "for cause," the written notice given hereunder by the Company to Employee shall specify in reasonable detail the cause for termination. If Employee is terminated "For Cause" under this subsection (b)(ii):

- The Company agrees to pay in full on the last day of the employee's Employment, all earned but unpaid salary compensation, accrued vacation and bonuses as well as expense reimbursement due hereunder.
- The Company agrees to pay in full on the last day of the Employee's employment any unpaid expenses incurred on Company business.
- Any Stock Options of shares of common stock issued pursuant to Section 4(b) of this Agreement or at any such additional Stock Options granted during the life of the Employee's employment with Company, that have not vested, shall be terminated.
- Any Restricted Stock Grant granted to Employee pursuant to Section 4(c) of this Agreement or at any such additional Restricted Stock Grant granted during the life of the Employee's employment with Company, that have not vested shall be terminated.

(c) ***Event of Sale, Merger or Change of Control.*** In the event of a Change in Control (as that term is defined in the Company's 2008 Equity Incentive Plan, which includes certain mergers and asset sales) of the Company during the term of this Agreement, the Company or its successor(s) agrees to immediately vest all unvested:

- Stock Options of shares of common stock issued pursuant to Section 4(b) of this Agreement or at any such additional Stock Options granted during the life of the Employee's employment with Company.
- Any Restricted Stock Grant granted to Employee pursuant to Section 4(c) of this Agreement or at any such additional Restricted Stock Grant granted during the life of the Employee's employment with Company.

In addition, the Company or its successor(s) agrees to offer Employee employment under the terms set forth herein, for a period of at least 12 months after the Change in Control. If this employment extension is not given by the Company or its successor(s), then the Company or its successor(s) shall comply with the termination provisions of Section 13(b)(i), above.

(d) ***Termination Upon Death.*** If Employee dies during the term of this Agreement, Employee's estate shall be entitled to receive through the date of death:

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- Any earned but unpaid salary compensation, accrued vacation and bonuses as well as expense reimbursement due hereunder
- Any Stock Options of shares of common stock issued pursuant to Section 4(b) of this Agreement or at any such additional Stock Options granted during the life of the Employee's employment with Company, that have not vested, shall become immediately vested..
- Any Restricted Stock Grant granted to Employee pursuant to Section 4(c) of this Agreement or at any such additional Restricted Stock Grant granted during the life of the Employee's employment with Company, that have not vested shall become immediately vested.
- Employee's estate shall have the right of option exercise of such shares for 3 years following the Employee's death.
- In the event of a Change in Control, the surviving or resulting company shall honor this Agreement with Employee and Employee's estate.
- In addition, if Employee dies during the term of this Agreement and Employee's death occurs as a direct result of activities undertaken on behalf of the Company, in addition to any other insurance benefits available to Employee, the Company agrees to pay Employee's estate a lump-sum amount equivalent to 12 months salary from the date of Employee's death.

(e) ***Termination Upon Disability.*** If, during the term of this Agreement, Employee suffers and continues to suffer from a "Disability" (as defined below), then the Company may terminate this Agreement by delivering to Employee 30 calendar days' prior written notice of termination based on such Disability, setting forth with specificity the nature of such Disability and the reasons for the Company's determination of Disability. "Disability" shall mean Employee's inability, with reasonable accommodation, to substantially perform Employee's duties, services and obligations under this Agreement due to physical or mental illness or other disability for a continuous, uninterrupted period of 180 calendar days or 210 days during any twelve month period. Upon any such termination for Disability, Employee shall receive:

- Any earned but unpaid salary compensation, accrued vacation and bonuses as well as expense reimbursement due hereunder
- Any Stock Options of shares of common stock issued pursuant to Section 4(b) of this Agreement or at any such additional Stock Options granted during the life of the Employee's employment with Company, that have not vested, shall become immediately vested..
- Any Restricted Stock Grant granted to Employee pursuant to Section 4(c) of this Agreement or at any such additional Restricted Stock Grant granted during the life of the Employee's employment with Company, that have not vested shall become immediately vested.
- Employee or Employee's estate shall have the right of option exercise of such shares for 3 years following the date of termination.
- In addition, to any other insurance benefits available to Employee, the Company agrees to pay Employee or Employee's estate a lump-sum amount equivalent to 12 months salary from the date of termination.
- All options shall be exercisable by the Employee or the Employee's estate for 3 years following Employee's termination.

14. Resignation as Officer. In the event that Employee's employment with the Company is terminated for any reason, Employee agrees to immediately resign as an Officer and/or Director of the Company and any related entities. "Related entities" shall include subsidiaries, parents, and affiliates of the Company.

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15. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any applicable conflicts of law provisions.

16. Independent Legal Advice. The Company has requested that Employee obtain independent legal advice with respect to this Agreement before executing same. Employee, in executing this Agreement, represents and warranties to the Company that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

17. Indemnification.

(a) The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Employee's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Employee shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's certificate of incorporation or bylaws or, if greater, by the laws of the State of Colorado, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Employee's heirs, executors and administrators. The Company shall advance to Employee to the extent permitted by law all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request, with appropriate documentation, for such advance. Employee shall repay the amount of such advance if it shall ultimately be determined that Employee is not entitled to be indemnified against such costs and expenses.

(b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Employee that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Employee has not met such applicable standard of conduct, shall create a presumption that Employee has not met the applicable standard of conduct.

(c) Promptly after receipt by Employee of notice of any claim or the commencement of any action or proceeding with respect to which Employee is entitled to indemnity hereunder, Employee shall notify the Company in writing of such claim or the commencement of such action or proceeding, and the Company shall (i) assume the defense of such action or proceeding, (ii) employ counsel reasonably satisfactory to Employee, and (iii) pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, Employee shall be entitled to employ counsel separate from counsel for the Company and from any other party in such action if Employee reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the reasonable fees and disbursements of such separate counsel for Employee shall be paid by the Company to the extent permitted by law.

(d) After the termination of this Agreement and upon the request of Employee, the Company agrees to reimburse Employee for all reasonable travel, legal and other out-of-pocket expenses related to

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assisting the Company to prepare for or defend against any action, suit, proceeding or claim brought or threatened to be brought against the Company or to prepare for or institute any action, suit, proceeding or claim to be brought or threatened to be brought against a third party arising out of or based upon the transactions contemplated herein and in providing evidence, producing documents or otherwise participating in any such action, suit, proceeding or claim. In the event Employee is required to appear after termination of this Agreement at a judicial or regulatory hearing in connection with Employee's employment hereunder, or Employee's role in connection therewith, the Company agrees to pay Employee a sum, to be mutually agreed upon by Employee and the Company, a daily fee and reasonable expenses for each day of his appearance and each day of preparation therefor.

18. Notices. All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by electronic mail, an internationally recognized courier service, facsimile or sent by mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:	*Employee:*
Zulu Energy Corp. 122 N. Main Street Sheridan, WY 82801	Mohamed H. Gova 125 Regga Al Buteen P.O. Box 325 Dubai, UAE

19. Successors. This Agreement is personal to Employee, and Employee's duties hereunder shall not be assignable. This Agreement shall inure to the benefit of, and be enforceable by, Employee's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

20. Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

21 Entire Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of Employee and is not assignable or delegable, in whole or in part, by Employee. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned, subject to the provisions of Section 13(d). The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

22. Enforcement of Agreement. If either party commences litigation to enforce any provision of this Agreement or to recover damages for breach hereof, the prevailing party shall be entitled to recover all expenses of litigation including, without limitation, reasonable attorneys' fees.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written.

ZULU ENERGY CORP

By: BRIAN D. HUGHES
Name: Brian D. Hughes
Title: Chairman
Date: 03 July 08

Mohamed H. Gova, Employee
Date: 01 July 2008.

EXHIBIT A

ZULU ENERGY CORP.

RESTRICTED STOCK AGREEMENT

Zulu Energy Corp., a Colorado corporation (the "***Company***"), hereby grants shares of its common stock (the "***Stock***") to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet and in the attachment.

Grant Date: ______________________________

Name of Grantee: ______________________________

Grantee's Social Security Number: ____-___-____

Number of Shares of Stock Covered by Grant: ______________

Number of Shares to be Deposited into Escrow: ______________

Grant Price per Share of Stock: $______________

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement.

Grantee: ______________________________
(Signature)

Address: ______________________________

Company: ______________________________
(Authorized Signature)

Title: ______________________________

Attachment

This is not a stock certificate or a negotiable instrument.

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ZULU ENERGY CORP.

RESTRICTED STOCK AGREEMENT

Restricted Stock/ Nontransferability	This grant is an award of Stock in the number of shares set forth on the cover sheet, at the grant price set forth on the cover sheet, and subject to the vesting conditions described below ("***Restricted Stock***"). To the extent not yet vested, your Restricted Stock may not be sold, transferred, assigned, pledged, hypothecated, or otherwise disposed of, whether by operation of law or otherwise, and will be subject to a risk of forfeiture.
Issuance and Vesting	The Company will issue your Restricted Stock in your name as of the Grant Date. As described below, your right to the Stock under this Restricted Stock grant vests on the vesting date that you remain in Service and is subject to conditions, as follows:

Vesting Date and Condition	**Percentage of Shares of Restricted Stock Vested**
January 1, 2009 - Grantee shall be in Service to the Company on January 1, 2009 and the Company shall have successfully drilled three stratigraphic test wells before that date.	40%
January 1, 2010 – Grantee shall be in Service to the Company on January 1, 2010, and the Company shall have successfully located and tested a potentially viable hydrocarbon reservoir prior to that date.	30%
January 1, 2011 – Grantee shall be in Service to the Company on January 1, 2011	30%

The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant. The determination of whether the vesting dates and conditions have been satisfied shall be made by the Board of Directors of the Company and shall be final and binding.

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For purposes of this agreement, "***Service***" means service as an employee of the Company pursuant to the Employment Agreement entered into between you and the Company dated as of March 1, 2008 (the "Employment Agreement").

Effect of Change in Control In the event of a Change in Control of the Company as defined in your Employment Agreement, all of the Stock under this Restricted Stock grant shall be fully vested.

Escrow The certificates for the unvested Restricted Stock (each of which shall correspond to the applicable vesting percentages described above) shall be deposited in escrow with the Secretary of the Company to be held in accordance with the provisions of this paragraph. Each deposited certificate shall be accompanied by a duly executed Assignment Separate from Certificate in the form attached hereto as Exhibit A. The deposited certificates shall remain in escrow until such time or times as the certificates are to be released or otherwise surrendered for cancellation as discussed below.

All regular cash dividends on the Stock (or other securities at the time held in escrow) shall be paid directly to you and shall not be held in escrow. However, in the event of any stock dividend, stock split, recapitalization or other change affecting the Company's outstanding common stock as a class effected without receipt of consideration or in the event of a stock split, a stock dividend or a similar change in the Company's stock, any new, substituted or additional securities or other property which is by reason of such transaction distributed with respect to the Stock shall be immediately delivered to the Secretary of the Company to be held in escrow hereunder, but only to the extent the Stock is at the time subject to the escrow requirements hereof.

The shares of Stock held in escrow hereunder shall be subject to the following terms and conditions relating to their release from escrow or their surrender to the Company for cancellation:

- As your interest in the shares of Restricted Stock vests as described above, the certificates for such vested shares shall be released from escrow and delivered to you, at your request, within thirty (30) days following the date on which such shares become vested.
- Upon termination of your Service, any escrowed shares shall be promptly released from escrow or surrendered to the Company for cancellation as provided in the Employment Agreement.

Withholding Taxes You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that

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may be due as a result of the vesting of Stock acquired under this grant. If the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Section 83(b) Election

Under Section 83 of the Internal Revenue Code of 1986, as amended (the "***Code***"), the fair market value of the Stock on the date any forfeiture restrictions applicable to the shares lapse will be reportable as ordinary income at that time. You acknowledge your understanding of your right to elect to be taxed currently rather than when such shares cease to be subject to such forfeiture restrictions by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty days after the Grant Date and that the failure to make this filing within the thirty day period results in the recognition of ordinary income by you (in the event the fair market value of the shares increases after the date of the grant) as the forfeiture restrictions lapse.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF. YOU ARE RELYING SOLELY ON YOUR OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER TO FILE ANY 83(b) ELECTION.

Market Stand-off Agreement

In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (the "Securities Act"), you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any shares of vested Stock without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or the underwriters (not to exceed 180 days in length).

Investment Representations

You hereby agree and represent, as a condition of this grant of Restricted Stock, that:

(i) you are acquiring the shares of Restricted Stock for investment for your own account and not with a view to, or intention of, or otherwise for resale in connection with, any distribution to any

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person or entity,
(ii) neither the offer nor the grant of the shares of Restricted Stock hereunder, or the shares of Restricted Stock themselves, have been registered under the Securities Act or registered or qualified under any applicable state securities laws and that the shares of Restricted Stock are being granted to you by reason of and in reliance upon a specific exemption from the registration provisions of the Securities Act and exemptions from registration or qualification provisions of such applicable state or other jurisdiction's securities laws which depend upon, among other things, the bona fide nature of the investment intent as expressed herein and the truth and accuracy of your representations, warranties, agreements, acknowledgments and understandings as set forth herein,
(iii) you must, and are able to, bear the economic risk of the value of the shares of Restricted Stock for an indefinite period of time,
(iv) you are sophisticated in financial matters and have such knowledge and experience in financial and business matters as to be capable of evaluating the risks and benefits of your investment in the shares of Restricted Stock,
(v) you are as of the date hereof an "accredited investor" as such term is defined under Rule 501 of the Securities Act, and
(vii) the Company has made available to you all documents that you have requested relating to the Company, the shares of Restricted Stock and your acquisition of the shares of Restricted Stock, and you have had an opportunity to ask questions and receive answers concerning the Company and the terms and conditions of the offering and acquisition of the shares of Restricted Stock pursuant to this Restricted Stock Agreement and have had full access to such other information concerning the Company and the shares of Restricted Stock as you deemed necessary or desirable.

Registration Obligation

On or before November 17, 2008, the Company shall file a registration statement under the Securities Act with the U.S. Securities and Exchange Commission to register for resale your Restricted Stock.

Retention Rights

This Agreement does not give you the right to be retained or employed by the Company (or any parent, subsidiary or affiliate) in any capacity. The description of vesting schedules in this Agreement in units of years or months shall not be construed as guaranteeing you any term of employment or service to the end of any such period of time or for any period of time. The Company (and any parent, subsidiary or affiliate) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights

You have the right to vote the Restricted Stock and to receive any dividends declared or paid on such stock. Any distributions you receive as a result of any stock split, stock dividend, combination of

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shares or other similar transaction shall be deemed to be a part of the Restricted Stock and subject to the same conditions and restrictions applicable thereto. The Company may in its sole discretion require any dividends paid on the Restricted Stock to be reinvested in shares of Stock, which the Company may in its sole discretion deem to be a part of the shares of Restricted Stock and subject to the same conditions and restrictions applicable thereto. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company's stock, the number of shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Restricted Stock shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Legends

All certificates representing the Stock issued in connection with this grant shall, where applicable, have endorsed thereon substantially the following legends:

"THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FORFEITURE ON BEHALF OF THE COMPANY ON SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE."

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

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Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction, except that the Colorado Revised Statutes shall govern as to corporate law.
Entire Agreement	This Agreement and the Employment Agreement constitute the entire understanding between you and the Company regarding this grant of Restricted Stock. All references to phantom stock in the Employment Agreement are superseded by this Agreement and are no longer of any force and effect. You acknowledge your understanding that you have no rights to any phantom stock. Any prior agreements, commitments or negotiations concerning this grant are superseded.
Amendment	This Agreement may be amended or modified only by a written instrument executed by both the Company and the Grantee.
Notice	All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, if to the Grantee, to the address set forth below on the records of the Company, and if to the Company, to the Company's principal executive offices, attention of the Corporate Secretary or Chief Financial Officer.
Binding Effect	This Agreement shall be binding upon and inure to the benefit of the Company and the Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in this Agreement.
Pronouns	Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
Waiver	Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.
Severability	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above.

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ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, ____________ (the "***Grantee***") hereby sells, assigns and transfers unto Zulu Energy Corp., a Colorado corporation (the "***Company***"), ____________________ (________) shares of common stock of the Company represented by Certificate No. ___ herewith and does hereby irrevocable constitute and appoint the Company as Attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated: ____________, 200_

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Print Name

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Signature

Spouse Consent (if applicable)

____________________ (Grantee's spouse) indicates by the execution of this Assignment his or her consent to be bound by the terms herein as to his or her interests, whether as community property or otherwise, if any, in the shares of common stock of the Company.

____
Signature

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO RETURN THE SHARES TO THE COMPANY IN THE EVENT THE GRANTEE FORFEITS ANY SHARES AS SET FORTH IN THE AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF GRANTEE.

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